Exhibit 10.120

[Gap Inc. Letterhead] [GPS (Great Britain) Limited Letterhead]

31 October 2012

Stephen Sunnucks

Dear Stephen,

Congratulations on your new position and long-term assignment with Gap Inc. The anticipated length of this assignment is through 31 January 2015. The terms set out in this offer letter relate to your long-term international assignment in New York and include the regulation of your employment at the end of this assignment.

You will be considered a seconded employee from GPS (Great Britain) Limited to Gap Inc., based in New York, New York, United States, in accordance with Gap Inc.’s Long-Term Assignment (LTA) Policy (save where varied by this letter).  For the duration of your assignment, you will be seconded to Gap Inc., performing services in such capacity as determined by Gap Inc. GPS (Great Britain) Limited does not derive any profit from the activities performed by you as a seconded employee to Gap Inc. Save where expressly varied by the terms of this letter (and where there is any conflict, the terms of this letter shall prevail), the terms of your service agreement with GPS (Great Britain) Limited dated 10 June 2009 and amended by side letters dated 25 August 2011 and 30 May 2012 (the “Service Agreement”) shall continue to apply during the Assignment Period (defined below).

This letter is to confirm our offer to you as Global President, Gap, and will serve to amend Clauses 3.1 and 3.2 of the Service Agreement only to reflect this new position, based in New York, effective 5 November 2012. (The remainder of Clauses 3.1. and 3.2 will be in effect.) In this position you will report to the CEO of Gap Inc. In this capacity, you will be required to carry out work that is reasonably required of you at Gap Inc.’s request and in Gap Inc.’s business.

References in this letter to “the Company” shall mean GPS (Great Britain) Limited.

Assignment Start Date. Your first day on assignment in New York, New York will be on 5 November 2012 (the “Assignment Start Date”), subject to obtaining valid work authorization for the United States.

Assignment Period. Your assignment will end on 31 January 2015 unless terminated earlier or extended (as notified to you in writing in advance) by GPS (Great Britain) Limited, in either case at its sole discretion (the “Assignment Period”). It is anticipated that should you remain in the role of Global President, Gap after 31 January 2015, save where it is by way of express written extension of the Assignment Period, that:  you will become directly employed by Gap Inc. in the United States under U.S. terms and conditions to be agreed at the relevant time; your compensation and benefits will be determined by Gap Inc. U.S. policies and laws; you will become resident in the United States and you will cease being resident in the UK; and you will be subject to U.S. employment laws. Unless and until you and Gap Inc. enter into a new agreement related to your employment, the terms of the Service Agreement shall remain in effect. For the avoidance of doubt, if Gap Inc. and you have not reached agreement by 31 January 2015 to extend the assignment or localize, then the Service Agreement remains in effect.

Salary. Effective on the Assignment Start Date, your annual salary will be £640,000, which, as with all assignment-related costs, are ultimately borne by Gap Inc.

Annual Bonus. You will continue to be eligible for an Annual Bonus (“Annual Bonus”). Under the current program, the bonus is based on Gap Inc. and/or Division financial objectives (weighted at 75%) as well as key business goals and individual performance (weighted at 25%). For the remainder of fiscal 2012, your annual target bonus will continue to be 75% of base salary and will be based on achievement of International Division financial objectives, key business goals and individual performance. Beginning in fiscal 2013, the annual bonus target will be 100% of base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 200%. Bonuses for fiscal 2013 are scheduled for payment in March 2014.   The determination of your final award amount is at the absolute discretion of the Compensation and Management Development Committee of Gap Inc. (“Committee”). In addition, Gap Inc. has the right to modify the program at any time and your participation, as well as the terms of your participation, targets and interpretation of targets is subject at all times to the absolute discretion of the Committee. Bonus payments are subject to applicable income and payroll tax withholding.

Stock Award. Subject to the approval of the Committee and the provisions of the Gap Inc. stock plan, you will be granted stock awards covering a number of shares of Gap Inc. stock equivalent to $3 million on the grant date. The number of shares will be determined by dividing $3 million by the closing stock price on the date of grant, rounded down to the nearest whole share. The grant will be made in or about March 2013 on the date the Committee approves stock grants to similarly situated executives (the “date of grant”) and will be subject always to the rules of the applicable plan or program. Awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will become vested as shown in the schedule below, provided you are employed by Gap Inc. or its affiliates on the vesting dates. Awards are subject to applicable income and payroll tax withholding.

i.	50% of the shares of the Stock Award vesting on the second anniversary of the date of grant.
ii.50% of the shares of the Stock Award vesting on the third anniversary of the date of grant.

Long-Term Growth Program. Based on your position, you will continue to be eligible to participate in the Long-Term Growth Program that rewards achievement of Gap Inc. and/or Division financial objectives over a three year period.  Beginning with the fiscal 2013-2015 performance cycle, your target opportunity to earn performance shares is 150% of your base salary.  Depending on results, your actual performance shares, if any, may be higher or lower and can reach a maximum of 300% of your base salary.  Awards are made in the form of performance shares that are paid in Gap Inc. stock upon vesting.  The number of earned performance shares for the fiscal 2013-2015 performance cycle will be determined no later than March 2016.  Awards are subject to approval by the Committee and the provisions of Gap Inc.’s stock plan.  If the financial objectives are achieved, the award will vest 50% on the date the Committee certifies attainment and 50% one year from the certification date provided you are employed by Gap Inc. or its affiliates on the vesting dates. Awards are subject to applicable income and payroll tax withholding. Any eligibility prior to fiscal 2013-2015 performance cycle will continue to be governed by the terms of your Service Agreement and the applicable Long-Term Growth/Long-Term Incentive program; performance for fiscal 2012 will be based on International Division results.

You will be eligible for future Long-Term Incentive Awards on the same basis as other similarly situated Gap Inc. senior executives.  All the Long-Term Incentive Awards earned will be paid or become exercisable, if applicable, in accordance with the time and form and other provisions of the applicable award agreement and plan document,

Benefits. You and your family will be enrolled in Gap Inc.’s global health plan while on assignment for medical and dental coverage. Benefit and coverage information will be provided to you by the Global Mobility team in San Francisco. You and your family will also continue to be covered under your current healthcare plan in the UK. You will continue to be eligible to participate in all other UK benefit programs while on assignment in New York. Your current vacation and sick days provisions detailed in the Service Agreement will continue to apply while on assignment, save that your public holiday entitlement will be based on the U.S. public holiday schedule.

Relocation Payment. The Company will pay you a special one-off relocation payment of £250,000 (the “Relocation Payment”), subject to deduction of applicable income and payroll tax withholding, conditional upon you having (a) signed a copy of this agreement, (b) signed a copy of the Gap Inc. International Relocation Payback Agreement (“Payback Agreement”) and (c) received valid work authorization for the United States. The Relocation Payment will be made as soon as reasonably practicable after you have satisfied such conditions but no later than 30 November 2012. As described below, the Relocation Payment is intended to substantially offset certain expenses incurred over the Assignment Period, such as personal travel between London and New York for you and/or family outside of normal international assignment policy provisions, incidental expenses and any cost of living differences while in New York, legal expenses associated with this offer, and financial planning (which replaces paragraph 9.4 of the Service Agreement for the term of this assignment).

Assignment Provisions: Pursuant to the LTA Policy and the Payback Agreement, you will be eligible for certain assignment benefits. However, in light of the Relocation Payment, you will not be eligible for the following benefits in the LTA Policy: Miscellaneous Allowances, Cost of Living Allowance, Hardship Premium, Travel for Dependent Children.

Qualification for UK Remuneration/Benefits Package. In consideration of your continued eligibility to participate in UK remuneration/benefits package, you unconditionally agree and acknowledge that:

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you will not be entitled to any Gap Inc. benefits provided to U.S.-based employees, nor any employment rights and/or benefits payable under the laws of the United States, its states or other subdivisions; and

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should you be entitled to any employment rights, wages, benefits and/or awards under United States law, these shall either (i) be offset against any remuneration payable in accordance with your employment terms with GPS (Great Britain) Limited and you agree to GPS (Great Britain) Limited deducting such sums without further recourse to you; or (ii) if no further remuneration is payable in accordance with your employment terms with GPS (Great Britain) Limited., you agree to reimburse GPS (Great Britain) Limited for the difference.

Employment Status. You understand that your employment continues to be governed by English employment law during the Assignment Period.

Post-Termination Severance Period. You will continue to be eligible for certain post-termination benefits pursuant to Clause 14 of the Service Agreement. In order to be eligible to receive such severance, you must sign the Compromise Agreement referenced in Clause 14.1.4 of the Service Agreement and it must become effective within 45 calendar days after your “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” and such 45th day, the “Release Deadline”). In the event you are eligible to receive such severance, the base salary installments referred to in Clause 14.1.1 of the Service Agreement shall commence on the first monthly payment date following the Release Deadline. To the extent that your severance payments are reduced in accordance with Clause 14.1.6 of the Service Agreement, such reductions will be made as the payments that are the basis of the reduction are received. The continued coverage for health and welfare benefits referred to in Clause 14.1.1 may be taxable income to you and subject to tax withholding, and the Company’s obligation to provide such coverage shall cease immediately if the Company determines in its discretion that providing such coverage would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder).

Any severance payments under Clause 14 of your Service Agreement (or replacement provisions) will be based on your base salary only and will not include any LTA benefits.

If you qualify for and/or receive any additional compensation and/or damages required by local law at the time of termination, other payments or benefits due to you from the Company (or any group company or affiliate) under these guidelines will be reduced accordingly.

Governing Law: This Letter of Assignment and your employment shall be governed by and construed in accordance with laws of England and Wales and the parties agree to submit to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or relating to this agreement and/or your assignment.

Abide by Gap Inc. Policies/Protection of Gap Inc. Information. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct.

Post-Termination Restrictions. In consideration for the Relocation Payment and this offer of assignment, you agree and undertake as follows:

Restrictive Covenants and Confidentiality. You will continue to abide by the restrictive covenants and confidentiality provisions detailed in clauses 13 and 15 of your Service Agreement and you agree and undertake that during and/or for the purposes of your Assignment Period:

(a)    those restrictive covenants will be applied in relation to your role of Global President, Gap and for the benefit of Gap Inc. and any affiliate or subsidiary which constitutes a Relevant Group Company for the purposes of that clause and that they may be enforced directly by any such entity and/or by GPS (Great Britain) Limited on behalf of such entity; and

(b)    the definition of Restricted Territory in clause 13 of your Service Agreement shall also include any area or territory in relation to which you have had material dealings and/or a level of management or operational responsibility during the Relevant Period.

Section 409A. The intent of the parties is that payments and benefits to you under this letter and otherwise comply with Section 409A and the regulations and guidance promulgated thereunder (or an exemption therefrom) and, accordingly, to the maximum extent permitted, they shall be interpreted to be in compliance therewith (or an exemption therefrom) and any provision that is ambiguous as to its compliance with Section 409A will be read in a manner to comply with Section 409A (or an exemption therefrom).

A termination of employment shall not be deemed to have occurred for purposes of payment of any amounts or benefits subject to (and not exempt from) Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any reference to a “termination,” “termination of employment” or like terms (whether hereunder or otherwise) shall mean “separation from service.” To the extent necessary to avoid taxation under Section 409A, a disability shall not be deemed to have occurred for purposes of any payment of any amounts or benefits subject to Section 409A upon or following a disability unless such condition qualifies as a “disability” within the meaning of Section 409A.

If you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then any payment or benefit due to you hereunder or otherwise as a result of your Separation from Service that is not exempt from Section 409A will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code.  Any delayed payment instead will be made on the first business day following the expiration of the six month period, as applicable (or such earlier time permitted under

Section 409A(a)(2)(B)(i) of the Internal Revenue Code). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

With respect to reimbursements or in-kind benefits provided to you hereunder or otherwise that are not exempt from Section 409A (other than tax equalization payments and tax gross-up payments, as described below), the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not subject to liquidation or exchange for another benefit.

Each payment hereunder and under the Service Agreement shall, to the maximum extent permitted under Section 409A, be treated as a separate payment for purposes of Section 409A.

Any tax equalization payments (within the meaning of Treas. Reg. Section 1.409A-1(b)(8)(iii)) made to you hereunder or otherwise shall be made in accordance with such section to the extent necessary to avoid taxation under Section 409A. Any tax gross-up payments (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) made to you hereunder or otherwise shall be made in accordance with such section to the extent necessary to avoid taxation under Section 409A.

Any offset of any payment or benefit hereunder or under your Service Agreement shall be done in a manner intended to avoid taxation under section 409A of the Internal Revenue Code of 1986 as amended. To the extent it is not possible to avoid such taxation, then no offset shall be made.

In the event you become entitled to payments or benefits under Clause 11.2 of your Service Agreement, such payments or benefits shall be made in accordance with the Company regular pay and benefit practices otherwise applicable to you and any reduction made in accordance with Clause 11.5 of your Service Agreement shall be made as the payments that are the basis of the reduction are received.

Notwithstanding anything the contrary herein or elsewhere, any taxes or other liabilities imposed on you by Section 409A are solely your responsibility, and you will not be indemnified by the Company or any other person therefore including, without limitation, under any tax equalization arrangement.

Entire Agreement. Please note that except for those agreements, letters or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this assignment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this assignment. You acknowledge that you have been provided an opportunity to consult with legal and/or financial advisors regarding this assignment offer.

Again, Stephen, congratulations on your new position and assignment and this latest achievement in your career path at Gap Inc.

Yours sincerely,

/s/ Eva Sage-Gavin                        /s/ Jennifer Cho
Eva Sage-Gavin                         Jennifer Cho
Executive Vice President                     Director
Global HR & Corporate Affairs                    GPS (Great Britain) Limited
Gap Inc.

Agreed on this 1st day of November, 2012

/s/ Stephen Sunnucks
Stephen Sunnucks